Exhibit 99.1

IDEAYA Biosciences, Inc. Reports 2022 Financial Results

and Provides Business Update

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Strong balance sheet of ~$373.1 million cash, cash equivalents and marketable securities as of December 31, 2022 is anticipated to fund planned operations into 2026
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Planning regulatory update on potential registration-enabling clinical trial for darovasertib / crizotinib combination in MUM following scheduled FDA meeting in Q1 2023
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Targeting mid-year 2023 darovasertib / crizotinib clinical efficacy update with approximately 20 first-line MUM patients, including confirmed ORR and median PFS; program goals are >20% confirmed ORR and >5 months median PFS
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Targeting interim clinical efficacy update from ongoing investigator sponsored trial for darovasertib as neoadjuvant therapy in UM in 2023
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On track for first-patient dosing of IDE161 in Q1 2023 in Phase 1/2 clinical trial for patients having solid tumors with HRD
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Anticipating IND submission for Pol Theta Helicase DC in Q2 2023, in GSK-sponsored Phase 1/2 trial, and potential $7 million milestone upon IND-effectiveness
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Targeting selection of Werner Helicase DC in 2023 in collaboration with GSK, with potential for $3 million milestone in connection with IND-enabling studies

South San Francisco, CA, March 7, 2023– IDEAYA Biosciences, Inc. (Nasdaq:IDYA), a synthetic lethality focused precision medicine oncology company committed to the discovery and development of targeted therapeutics, provided a business update and announced financial results for the year ended December 31, 2022.

“We are excited about our maturing portfolio as we start 2023. We now have three potential first-in-class clinical-stage programs which are wholly owned or controlled – darovasertib (PKC) in late Phase 2, IDE397 (MAT2A) in Phase 2 monotherapy expansion, and IDE161 (PARG) in Phase 1 dose escalation. A fourth potential first-in-class program, our Pol Theta Helicase development candidate, is advancing into the clinic with IND submission planned in the second quarter of 2023, and the Werner Helicase development candidate nomination is targeted for this year, both in collaboration with GSK. This diverse pipeline of precision medicine therapeutics is unique among our peers and positions us as a leader in precision medicine oncology,” said Yujiro S. Hata, President and Chief Executive Officer, IDEAYA Biosciences.

“We are developing darovasertib, our most-advanced clinical program, with a strategy that could broadly impact ocular melanoma – including as neoadjuvant monotherapy for primary uveal melanoma with the goals of avoiding enucleation and/or preserving vision, as adjuvant monotherapy after primary interventional treatment, and as a first-line metastatic therapy in combination with crizotinib,” said Dr. Darrin M. Beaupre, M.D., Ph.D., Senior Vice President and Chief Medical Officer of IDEAYA Biosciences.

“We are also continuing to invest in our preclinical synthetic lethality pipeline and platform capabilities, reflecting our commitment to discover and develop transformative and potential first-in-class precision medicine oncology therapies,” added Dr. Michael White, Ph.D., Senior Vice President and Chief Scientific Officer of IDEAYA Biosciences.

IDEAYA is advancing darovasertib, its most advanced clinical program, toward a potentially registrational Phase 2/3 clinical trial. Darovasertib is a potential first-in-class small molecule oral protein kinase C (PKC) inhibitor being developed for patients having ocular melanoma, including metastatic uveal melanoma (MUM) and primary uveal melanoma (UM).

The company is targeting a regulatory update on the potentially registrational clinical trial design for darovasertib in combination with crizotinib in MUM, following receipt of FDA minutes from its meeting with the FDA, which is scheduled in the first quarter of 2023. IDEAYA is enrolling additional first-line (1L) MUM patients into its ongoing Phase 2 clinical trial evaluating the darovasertib / crizotinib combination, and is planning for a mid-year (second or third quarter) 2023 clinical data update, including clinical efficacy (e.g., confirmed overall response rate (ORR) and median progression free survival (PFS)). The program objective is to observe a confirmed ORR of 20% or greater and a mPFS of 5 months or greater, where historical clinical efficacy reported in MUM have been an ORR of 0 to 5% and a mPFS of 2 to 3 months.

In primary UM, IDEAYA is starting a company-sponsored Phase 2 clinical trial to evaluate darovasertib as a single-agent neoadjuvant therapy prior to enucleation or radiation therapy and as adjuvant therapy following such interventional treatment. IDEAYA is targeting an interim clinical data update from the ongoing investigator sponsored trial (IST) for darovasertib as neoadjuvant therapy in UM in 2023.

The IDE397 clinical development strategy includes Phase 2 monotherapy expansion in select indications and a planned Phase 1/2 evaluation of IDE397 in combination with AMG193, the Amgen investigational MTA-cooperative PRMT5. The IDEAYA-sponsored Phase 2 clinical trial is evaluating IDE397 as monotherapy in a basket of MTAP-null Non-Small-Cell Lung Cancer (NSCLC), Esophagogastric Cancer and Bladder Cancer.

IDEAYA is collaborating with Amgen on a planned Amgen-sponsored Phase 1/2 clinical trial to evaluate the IDE397 / AMG 193 combination in patients having solid tumors with MTAP deletion. The company is prioritizing the AMG 193 clinical combination and at this time is discontinuing enrollment into the IDE397-001 clinical trial cohorts evaluating IDE397 and chemotherapy combinations. This approach is based on favorable preclinical combination efficacy and tolerability data observed with the IDE397 / AMG 193 combination, and on the proposed target enrollment and budget for the planned global clinical trial pursuant to the Amgen Clinical Trial Collaboration and Supply Agreement (Amgen CTCSA). Pursuant to the Amgen CTCSA, Amgen is the sponsor of the IDE397 / AMG 193 combination study and will execute the clinical trial. Amgen will supply AMG 193, IDEAYA will supply IDE397 and each party will pay for fifty percent (50%) of the external third-party costs of the IDE397 / AMG 193 combination study.

IDEAYA’s clinical pipeline also includes IDE161, a potential first-in-class Phase 1/2 PARG inhibitor, for patients having tumors with HRD, including BRCA1/2-mutant breast and ovarian cancers. The IDE161 monotherapy clinical focus will include ER+ / Her2- breast cancer with HRD, representing approximately 10% to 14% of breast cancer. The company is targeting first-patient-dosing of IDE161 in the first quarter of 2023.

The company’s preclinical pipeline includes several potential first-in-class synthetic lethal therapeutics advancing toward the clinic. IDEAYA is, in collaboration with GSK, targeting an IND submission in the second quarter of 2023 for a GSK-sponsored Phase 1/2 clinical trial to evaluate its Pol Theta Helicase inhibitor development candidate (DC) in combination with niraparib for patients having tumors with HRD. The Werner Helicase program continues in collaboration with GSK toward a development candidate nomination in 2023.

Program Updates

Key highlights for IDEAYA’s pipeline programs include:

Darovasertib (PKC)

IDEAYA continues to advance its Phase 2 clinical trials evaluating darovasertib (IDE196), a potent and selective PKC inhibitor. The company is pursuing a clinical strategy for darovasertib to broadly address ocular melanoma, including in combination with crizotinib, a cMET inhibitor, in metastatic uveal melanoma (MUM) in a Phase 2 clinical trial, IDE196-001 (NCT03947385) and as neoadjuvant / adjuvant monotherapy in primary UM in a company-sponsored Phase 2 clinical trial, IDE196-009, and, separately, through an investigator sponsor clinical trial (IST).

IDEAYA owns or control all commercial rights in its darovasertib program, including in MUM and in primary UM, subject to certain economic obligations pursuant to its exclusive, worldwide license to darovasertib with Novartis.

Darovasertib / Crizotinib Combination Therapy in Metastatic Uveal Melanoma (MUM)

IDEAYA is continuing patient enrollment into the darovasertib / crizotinib combination arm of the Phase 2 clinical trial in MUM under clinical trial collaboration and supply agreements with Pfizer, with continued emphasis on enrollment of first-line MUM patients. Highlights:

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Planning regulatory update on potential registration-enabling clinical trial for darovasertib + crizotinib in MUM following scheduled FDA meeting in Q1 2023;
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Potential registration-enabling trial for the darovasertib and crizotinib combination in MUM will be sponsored by IDEAYA, subject to FDA feedback and guidance, in collaboration with Pfizer under a clinical collaboration and supply agreement;

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Targeting mid-year (second or third quarter) 2023 clinical data update with approximately 20 first-line MUM patients, including clinical efficacy (e.g., ORR, PFS), for the ongoing Phase 2 clinical trial evaluating the darovasertib and crizotinib combination in MUM;
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IDEAYA presented interim Phase 2 darovasertib and crizotinib clinical combination data in September 2022. The reported data, based on an unlocked database with a data analyses cutoff date of June 26, 2022, showed robust clinical activity. These investigator-reviewed data by RECIST 1.1 include, as of the data analysis cutoff date:
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89% of patients show tumor shrinkage in Any-Line MUM: 31 of 35 evaluable patients showed tumor shrinkage as determined by target lesion size reduction;
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83% Disease Control Rate (DCR) in Any-Line MUM: 29 of 35 evaluable patients showed stable disease or better as determined by target lesion size reduction;
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50% Overall Response Rate (ORR) in First-Line MUM: 4 of 8 evaluable patients had a confirmed partial response;
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31% Overall Response Rate (ORR) in Any-Line MUM: 11 of 35 evaluable patients had a confirmed partial response;
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43% of patients with >30% Tumor Reduction in Any-Line MUM: 15 of 35 evaluable patients observed partial responses with >30% tumor reduction, including 11 confirmed and 4 unconfirmed partial responses;
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Median Study Follow-Up of 6.5 months for First-Line MUM patients and 7.8 months for Any-Line MUM patients;
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Median Duration of Response (DOR) in evaluable First-Line MUM patients has not yet been reached and 4 of 4 patients with confirmed PR’s in First-Line MUM remain in response; median DOR in evaluable Any-Line MUM patients has not yet been reached and 7 of 11 patients with confirmed PR’s in Any-Line MUM remain in response;
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Median Progression Free Survival (PFS) in First-Line MUM patients has not yet been reached and is >5 months in evaluable First-Line MUM patients; median PFS for evaluable Any-Line MUM patients is ~5 months; and
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The darovasertib and crizotinib combination therapy has indicated a manageable adverse event profile in MUM patients (n=37) at the combination expansion doses, with a low rate of drug-related serious adverse events (SAEs) and with no Grade 4 or Grade 5 drug-related adverse events observed as of the data analysis cutoff date of June 26, 2022;
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In November, 2022, the U.S. FDA granted Fast Track designation for evaluation of darovasertib in combination with crizotinib in adult patients being treated for MUM. Under the Fast Track designation, the darovasertib / crizotinib development program in MUM is eligible for various expedited regulatory review processes, including generally more frequent FDA interactions (e.g., meetings, written communications), potential eligibility for rolling review of a New Drug Application (NDA) and potential accelerated approval and priority review of an NDA; and

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In April 2022, the U.S. FDA designated darovasertib as an Orphan Drug in Uveal Melanoma, including MUM. Under an Orphan Drug designation, IDEAYA may be entitled to certain tax credits, exemption from user fees, and subject to FDA approval of a marketing application for darovasertib as a designated orphan-drug product, seven years of statutory marketing exclusivity.

Darovasertib – Neoadjuvant / Adjuvant Uveal Melanoma (UM)

IDEAYA is evaluating the potential for darovasertib in neoadjuvant and/or adjuvant uveal melanoma. Highlights:

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Reported preliminary clinical proof-of-concept data in September 2022 with observed clinical activity supporting potential darovasertib use in the neoadjuvant uveal melanoma setting. As of a data cut-off date of August 19, 2022, these data include observed reductions in tumor size based on ultrasound, PET or MRI by investigator review of primary ocular lesions in 5 of 5 (100%) UM or MUM patients treated as monotherapy or in combination with crizotinib and observed improvement in visual symptoms in the affected eye in two MUM patients having intact primary tumors;
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Initiating a company-sponsored Phase 2 clinical trial to evaluate darovasertib as a single-agent neoadjuvant therapy prior to enucleation or radiation therapy and as adjuvant therapy following such interventional treatment;
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In the neoadjuvant setting, the Phase 2 clinical trial includes a first cohort of UM patients with large tumors who would, without neoadjuvant treatment, otherwise undergo enucleation as a primary interventional treatment, and a second cohort of UM patients with small or medium tumors who would otherwise undergo radiation therapy, such as plaque brachytherapy;
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Each of the neoadjuvant cohorts will be treated with darovasertib prior to a primary interventional treatment until maximum benefit or six months, at which time they will undergo a primary interventional treatment. Neoadjuvant endpoints for the small- or medium-sized tumor cohort include (i) reducing the radiation dose that the patient received, relative to the radiation dose they would have otherwise received without the neoadjuvant treatment, and (ii) functional vison preservation;
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In the adjuvant setting of the Phase 2 clinical trial, each of the two neoadjuvant cohorts will be treated with darovasterib after the primary interventional treatment for up to six months as follow-up adjuvant therapy. Adjuvant endpoints for this portion of the clinical trial include relapse free survival and useful vision;
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Supporting evaluation of darovasertib as neoadjuvant / adjuvant therapy in primary UM in an ongoing investigator-sponsored clinical trial, or IST, captioned as “Neoadjuvant / Adjuvant trial of Darovasertib in Ocular Melanoma” (NADOM) led by St. Vincent’s Hospital in Sydney with participation of Alfred Health and the Royal Victorian Eye and Ear Hospital in Melbourne; and
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Targeting an interim clinical data update from the ongoing IST for darovasertib as neoadjuvant therapy in UM in 2023.

Darovasertib – Other Potential Indications

IDEAYA is currently prioritizing neoadjuvant and adjuvant primary UM as an expansion opportunity for darovasterib. The company has, however, also considered and/or evaluated the potential for darovasertib in other oncology indications, including (i) darovasertib in combination with crizotinib in cMET-driven solid tumors such as HCC or NSCLC, and (ii) darovasertib in combination with a KRAS inhibitor in KRAS-driven solid tumors.

IDE397 (MAT2A)

IDEAYA is clinically evaluating IDE397, a potent and selective small molecule inhibitor targeting methionine adenosyltransferase 2a (MAT2A), in patients having solid tumors with methylthioadenosine phosphorylase (MTAP) deletion, a patient population estimated to represent approximately 15% of solid tumors. IDEAYA is continuing clinical development of IDE397 in its Phase 1/2 clinical trial, IDE397-001 (NCT04794699).

IDEAYA owns all right, title and interest in and to IDE397 and the MAT2A program, including all worldwide commercial rights thereto. Highlights:

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Patients are being identified by next generation sequencing (NGS) or by MTAP immunohistochemistry (IHC) assay, with potential confirmatory NGS;
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Focusing IDE397 clinical development strategy as monotherapy in select indications and on IDE397 combination with AMG193, the Amgen investigational MTA-cooperative PRMT5 inhibitor;
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Initiated and enrolling patients into monotherapy expansion cohorts, with a focus on squamous cell NSCLC, esophagogastric cancer, and bladder cancer, consistent with preclinical efficacy and translational data; continuing to enroll patients in parallel into the monotherapy dose escalation portion of the clinical trial with a goal to determine the dose limiting toxicity, or DLT; advanced combination dose escalation cohorts for combinations of IDE397 with chemotherapy agents, including pemetrexed and taxanes;
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Collaborating on planned Amgen-sponsored Phase 1/2 clinical trial to evaluate IDE397 in combination with AMG 193, the Amgen investigational MTA-cooperative PRMT5 inhibitor, in patients having solid tumors with MTAP deletion, pursuant to a Clinical Trial Collaboration and Supply Agreement with Amgen (Amgen CTCSA). The combination of IDE397 with AMG 193 is a novel and potential first-in-class synthetic lethality combination which targets two distinct and mechanistically complementary nodes of the MTAP methylation pathway – MAT2A and PRMT5, providing a complementary approach for targeting MTAP-deletion tumors. The company is prioritizing the AMG 193 clinical combination, and at this time is discontinuing enrollment into the IDE397-001 clinical trial cohorts evaluating IDE397 and chemotherapy combinations. This approach is based on favorable preclinical combination efficacy and tolerability data observed with the IDE397 / AMG 193 combination, and on the proposed target enrollment and budget for the planned global clinical trial pursuant to the Amgen CTCSA;

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Pursuant to the Amgen CTCSA entered into in July 2022, Amgen is the sponsor of the IDE397 / AMG 193 combination study and will execute the clinical trial. Amgen will provide AMG 193, IDEAYA will provide IDE397 and each party will pay for fifty percent (50%) of the external third-party costs of the IDE397 / AMG 193 combination study;
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In August 2022 GSK waived its right to exercise its option to obtain an exclusive license to further develop and commercialize IDE397, as well as other IDEAYA compounds, if any, directly targeting MAT2A; and
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Demonstrated IDE397 clinical tumor pharmacodynamic modulation based on ctDNA Molecular Responses observed in thirteen evaluable patients with liquid biopsy samples available at baseline and after first treatment cycle, including:
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31% (n=4 of 13) of evaluable patients treated with IDE397 across all dose escalation Cohorts 1 thru 6 observed ctDNA molecular responses;
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75% (n=3 of 5) of evaluable patients treated with IDE397 at higher doses in Cohorts 5 and 6 observed ctDNA molecular responses; and
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100% (n=2 of 2) of evaluable NSCLC patients observed ctDNA molecular responses.

PARG

IDEAYA is clinically evaluating its poly (ADP-ribose) glycohydrolase (PARG) inhibitor development candidate, IDE161, in a Phase 1/2 clinical trial, IDE161-001, in patients having tumors with a defined biomarker based on genetic mutations and/or molecular signature. IDE161 is a potential first-in-class PARG inhibitor development candidate for patients having tumors with homologous recombination deficiencies (HRD), including BRCA1 and BRCA2, and potentially other alterations, in solid tumors such as breast cancer or ovarian cancer. PARG is a novel target in the same clinically validated biological pathway as poly (ADP-ribose) polymerase (PARP).

IDEAYA owns or controls all commercial rights to IDE161 and its PARG program, subject to certain economic obligations pursuant to its exclusive, worldwide license with Cancer Research UK and University of Manchester. Highlights:

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An IND application for clinical evaluation of IDE161 in solid tumors was submitted to and, in the fourth quarter of 2022, was cleared by the U.S. FDA following completion of its safety review;
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Initiating the Phase 1/2 clinical trial to evaluate IDE161, a PARG inhibitor, for the treatment of patients having solid tumors with homologous recombination deficiency (HRD), such as BRCA1/2-mutant breast and ovarian cancer patients;
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IDEAYA plans to initiate dosing of a first patient in the Phase 1 dose escalation portion of this clinical trial in the first quarter of 2023, with a planned initial starting dose of IDE161 in the dose escalation of approximately one-half of the projected human efficacious dose, based on preclinical studies; and

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Phase 1/2 clinical trial will evaluate IDE161 as monotherapy with a clinical focus on a cohort of breast cancer patients having tumors with HRD which are estrogen receptor positive (ER+) and human epidermal growth factor receptor 2 negative (Her2-). This patient population of ER+ / Her2- breast cancer with HRD represents approximately 10% to 14% of breast cancer. The Phase 1/2 clinical trial will also include a cohort of ovarian cancer patients having tumors with HRD, and a basket cohort of other solid tumors with HRD.

Pol Theta

IDEAYA’s DNA Polymerase Theta, (Pol Theta) program targets tumors with BRCA or other homologous recombination (HR) mutations or homologous recombination deficiency (HRD). IDEAYA and GSK collaborated on preclinical research and, following selection of the development candidate, GSK will lead clinical development for the Pol Theta program. Highlights:

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Selected a potential first-in-class Pol Theta Helicase inhibitor development candidate (DC) in collaboration with GSK;
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Observed tumor regressions in preclinical combination studies of Pol Theta Helicase DC with niraparib in multiple in vivo PDX and CDX HRD models;
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Targeting an IND submission, in collaboration with GSK, in the second quarter of 2023 to evaluate Pol Theta Helicase inhibitor DC combination with niraparib for patients having tumors with HRD; and
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IDEAYA is eligible to receive total development and regulatory milestones of up to $485 million aggregate from GSK, with up to $20 million in aggregate for advancing a Pol Theta Helicase inhibitor from preclinical to early Phase 1 clinical. These include up to $10 million aggregate through IND effectiveness, of which IDEAYA received a $3.0 million milestone payment for achievement of the first preclinical development milestone in connection with IND-enabling studies to support evaluation of Pol Theta Helicase Inhibitor DC, and has the potential to receive up to an additional $7.0 million for advancing the Pol Theta Helicase Inhibitor DC through IND effectiveness.

Werner Helicase

IDEAYA is advancing preclinical research for an inhibitor targeting Werner Helicase for tumors with high microsatellite instability (MSI). IDEAYA and GSK are collaborating on ongoing preclinical research, and GSK will lead clinical development for the Werner Helicase program. Highlights:

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Targeting selection of a Werner Helicase development candidate in 2023, in collaboration with GSK, with potential for $3 million milestone in connection with IND-enabling studies; and
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IDEAYA is eligible to receive future development and regulatory milestones of up to $485 million aggregate from GSK, with potential for up to $20 million in aggregate for advancing a Werner Helicase inhibitor from preclinical to early Phase 1 clinical. These include up to

$10 million aggregate through IND effectiveness – $3 million in connection with IND-enabling studies and up to an additional $7 million through IND effectiveness.

Other Synthetic Lethality Pipeline Programs

IDEAYA is advancing additional preclinical research programs to identify small molecule inhibitors for next-generation, potential first-in-class synthetic lethality programs for patients with solid tumors characterized by proprietary biomarkers or gene signatures.

General

IDEAYA continues to monitor Covid-19 and its potential impact on clinical trials and timing of clinical data results. Initiation of clinical trial sites, patient enrollment and ongoing monitoring of enrolled patients, including obtaining patient computed tomography (CT) scans, may be impacted for IDEAYA clinical trials evaluating IDE397 and darovasertib; the specific impacts are currently uncertain.

Corporate Updates

IDEAYA’s net losses were $58.7 million and $49.8 million for the years ended December 31, 2022 and December 31, 2021, respectively. As of December 31, 2022, the company had an accumulated deficit of $235.4 million.

As of December 31, 2022, IDEAYA had cash, cash equivalents and marketable securities of $373.1 million. IDEAYA believes that its cash, cash equivalents and marketable securities will be sufficient to fund its planned operations into 2026. These funds will support the company’s efforts through potential achievement of multiple preclinical and clinical milestones across multiple programs.

Our updated corporate presentation is available on our website, at our Investor Relations page: https://ir.ideayabio.com/.

Financial Results

As of December 31, 2022, IDEAYA had cash, cash equivalents and short-term marketable securities totaling $373.1 million. This compared to cash, cash equivalents and short-term and long-term marketable securities of $368.1 million as of December 31, 2021. The increase was attributable to receipt of aggregate net proceeds of $86.1 million from the sale of shares of IDEAYA common stock in an underwritten public financing in September 2022 and net proceeds of $8.8 million from the sale of shares of IDEAYA common stock under an at-the-market offering program during the year ended December 31, 2022, partially offset by cash used in operations.

Collaboration revenue for the three months ended December 31, 2022 totaled $4.0 million compared to $3.0 million for the three months ended December 31, 2021. Collaboration revenue was recognized for the performance obligations satisfied through December 31, 2022 under the GSK Collaboration Agreement.

Research and development (R&D) expenses for the three months ended December 31, 2022 totaled $24.7 million compared to $16.1 million for the three months ended December 31, 2021. The increase was primarily due to higher clinical trial, external research and personnel-related expenses.

General and administrative (G&A) expenses for the three months ended December 31, 2022 totaled $5.8 million compared to $5.2 million for the three months ended December 31, 2021. The increase was primarily due to higher operational, consulting and personnel-related expenses.

The net loss for the three months ended December 31, 2022 was $24.2 million compared to the net loss of $18.2 million for the three months ended December 31, 2021. Total stock compensation expense for the three months ended December 31, 2022 was $3.0 million compared to $2.1 million for the same period in 2021.

The net loss for the year ended December 31, 2022 was $58.7 million compared to $49.8 million for the same period in 2021. Total stock compensation expense for the year ended December 31, 2022 was $11.6 million compared to $8.2 million for the same period in 2021.

About IDEAYA Biosciences

IDEAYA is a synthetic lethality focused precision medicine oncology company committed to the discovery and development of targeted therapeutics for patient populations selected using molecular diagnostics. IDEAYA’s approach integrates capabilities in identifying and validating translational biomarkers with drug discovery to select patient populations most likely to benefit from its targeted therapies. IDEAYA is applying its research and drug discovery capabilities to synthetic lethality – which represents an emerging class of precision medicine targets.

Forward-Looking Statements

This press release contains forward-looking statements, including, but not limited to, statements related to (i) the extent to which IDEAYA’s existing cash, cash equivalents, and marketable securities will fund its planned operations, (ii) the timing of a regulatory update for the darovasertib and crizotinib combination, (iii) the timing and content of an efficacy update for the darovasertib and crizotinib combination, (iv) timing of an interim clinical efficacy update for the darovasertib IST as neoadjuvant therapy in MUM, (v) the timing of first-patient dosing with PARG inhibitor, IDE161, (vi) the timing of IND submission for Pol Theta Helicase DC, (vii) the timing of selection of a development candidate for a Werner Helicase inhibitor, (viii) the receipt of development and regulatory milestones, (ix) the potential medical impact of IDEAYA therapeutic products, (x) the clinical evaluation of IDE397 in combination with AMG 193, and (xi) the impact of COVID-19. Such forward-looking statements involve substantial risks and uncertainties that could cause IDEAYA’s preclinical and clinical development programs, future results, performance or achievements to differ significantly from those expressed or implied by the forward-looking statements. Such risks and uncertainties include, among others, the uncertainties inherent in the drug development process, including IDEAYA’s programs’ early stage of development, the process of designing and conducting preclinical and clinical trials, the regulatory approval processes, the timing of regulatory filings, the challenges associated with manufacturing drug products, IDEAYA’s ability to successfully establish, protect and defend its intellectual property, the effects on IDEAYA’s business of the worldwide COVID-19 pandemic, the ongoing military conflict between Russia and Ukraine, and other matters that could affect the sufficiency of existing cash to fund operations. IDEAYA undertakes no obligation to update or revise any forward-looking statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of IDEAYA in general, see IDEAYA’s Annual Report on Form 10-K dated March 7, 2023 and any current and periodic reports filed with the U.S. Securities and Exchange Commission.

Investor and Media Contact

IDEAYA Biosciences
Paul Stone
Senior Vice President and Chief Financial Officer
investor@ideayabio.com

IDEAYA Biosciences, Inc.

Condensed Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021
	(Unaudited)		(Unaudited)
Collaboration revenue	$4,022	$2,963	$50,931	$27,941
Operating expenses:
Research and development	24,714	16,109	89,536	58,158
General and administrative	5,752	5,223	23,897	20,051
Total operating expenses	30,466	21,332	113,433	78,209
Loss from operations	(26,444)	(18,369)	(62,502)	(50,268)
Interest income and other income, net	2,243	157	3,847	506
Net loss	(24,201)	(18,212)	(58,655)	(49,762)
Unrealized gains (losses) on marketable securities	1,131	(662)	(2,159)	(719)
Comprehensive loss	$(23,070)	$(18,874)	$(60,814)	$(50,481)
Net loss per share attributable to common stockholders, basic and diluted	$(0.50)	$(0.47)	$(1.42)	$(1.41)
Weighted-average number of shares outstanding, basic and diluted	48,132,003	38,501,335	41,444,696	35,252,443

IDEAYA Biosciences, Inc.

Condensed Balance Sheet Data

(in thousands)

	December 31,	December 31,
	2022	2021
	(Unaudited)
Cash and cash equivalents and short-term and long-term marketable securities	$373,146	$368,063
Total assets	387,969	381,347
Total liabilities	38,514	79,833
Total liabilities and stockholders' equity	387,969	381,347